EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

CHEC FUNDING, LLC

It is hereby certified that:

1.

The name of the limited liability company (“the limited liability company”) is CHEC Funding, LLC;

2.

The certificate of formation of the limited liability company is hereby amended by striking out Article I thereof and by substituting in lieu of said Article I the following new Article I:

“The name of the limited liability company is Nationstar Funding LLC”; and;

3.

The effective date of this amendment shall be August 11, 2006.

IN WITNESS WHEREOF, CHEC Funding, LLC has caused this amendment to its Certificate of Formation to be signed by Anthony H. Barone, an authorized officer this 8th day of August, 2006.

CHEC FUNDING, LLC

By:   Anthony H. Barone

Name:  Anthony H. Barone

Title:  President